EXHIBIT 6.2

AMENDMENT TO STEALTH AIR CORP.

2016 STOCK OPTION AND INCENTIVE PLAN PRIVATE

THIS Amendment to Stealth Air Corp. 2016 Stock Option and Incentive Plan ("Amendment") is approved and adopted this 6th day of March, 2017, by Stealth Air Corp., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, the Company approved and adopted the 2016 Stock Option and Incentive Plan (“Plan”) on or around October 11, 2016.

WHEREAS, the Company has approved an increase in the number of shares of common stock authorized to be issued pursuant to the Plan to 10,000,000.

1. Section 3(a) of the Plan is hereby amended to increase the number of shares of Common Stock that may be issued under the Plan to 10,000,000 shares.

2. Capitalized terms used in this Amendment without definition shall have the meanings assigned to such terms in the Plan. In the event of any discrepancy between the Plan and this Amendment, then this Amendment shall control. Except as provided in this Amendment, all terms and conditions of the Plan remain unchanged.

Adopted by the Board of Directors on March 6, 2017

Ezra Green, secretary, chairman and CEO